     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1999


                                                      REGISTRATION NO. 333-76183
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                           BAKER HUGHES INCORPORATED
             (Exact name of Registrant as specified in its charter)

            DELAWARE                           3533                          76-0207995
  (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or          Classification Code Number)          Identification No.)
         organization)

                                                             LAWRENCE O'DONNELL, III
                                                        VICE PRESIDENT AND GENERAL COUNSEL
                                                            BAKER HUGHES INCORPORATED
                3900 ESSEX LANE                                  3900 ESSEX LANE
           HOUSTON, TEXAS 77027-5177                        HOUSTON, TEXAS 77027-5177
                 (713) 439-8600                                   (713) 439-8600
  (Address, including zip code, and telephone
                    number,                          (Name, address, including zip code, and
      including area code, of Registrant's            telephone number, including area code,
          principal executive offices)                        of agent for service)

                                    Copy to:

                             J. DAVID KIRKLAND, JR.
                             BAKER & BOTTS, L.L.P.
                                ONE SHELL PLAZA
                                 910 LOUISIANA
                           HOUSTON, TEXAS 77002-4995
                                 (713) 229-1101

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SUBJECT TO COMPLETION, DATED

                                 JULY 12, 1999


PROSPECTUS
                                 $1,025,000,000

                           BAKER HUGHES INCORPORATED

                               OFFER TO EXCHANGE

   5.80% NOTES DUE 2003          6% NOTES DUE 2009         6 1/4% NOTES DUE 2009       6 7/8% NOTES DUE 2029
    FOR ALL OUTSTANDING         FOR ALL OUTSTANDING         FOR ALL OUTSTANDING         FOR ALL OUTSTANDING
   5.80% NOTES DUE 2003          6% NOTES DUE 2009         6 1/4% NOTES DUE 2009       6 7/8% NOTES DUE 2029
      ($100,000,000)              ($200,000,000)              ($325,000,000)              ($400,000,000)

THE NEW NOTES

- will be freely tradeable and otherwise substantially identical to the old notes

THE EXCHANGE OFFER

- expires at 5:00 p.m., New York City time, on             , 1999, unless
  extended

- is not conditioned upon any minimum aggregate principal amount of old notes being tendered
YOU SHOULD NOTE THAT

- we will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that we have registered under the Securities Act of 1933

- you may withdraw tenders of old notes at any time prior to the expiration of the exchange offer

- the exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    2
Prospectus Summary..........................................    3
Where You Can Find More Information.........................    8
Private Placement...........................................    8
Use of Proceeds.............................................    9
Capitalization..............................................   10
Selected Financial Data.....................................   11
About Baker Hughes..........................................   14
The Exchange Offer..........................................   16
Description of the Notes....................................   25
Exchange and Registration Rights Agreements.................   33
Book Entry; Delivery and Form...............................   35
Federal Income Tax Consequences.............................   37
Plan of Distribution........................................   38
Transfer Restrictions on Old Notes..........................   39
Legal Matters...............................................   39
Experts.....................................................   39

                             ---------------------
     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THIS DOCUMENT AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.
                             ---------------------
                           FORWARD-LOOKING STATEMENTS


     This prospectus, including the information we incorporate by reference, includes forward-looking statements. You can identify our forward-looking statements by the words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "budget," "forecast," "will," "could," "should," "may" and similar expressions. We caution you that our actual results may differ materially from those anticipated or projected in our forward-looking statements. Any differences could result from a variety of factors, including the following:


     - prices of and demand for crude oil and natural gas
     - the level of petroleum industry exploration and production activity and expenditures
     - drilling activity
     - the effect of competition
     - world economic conditions
     - weather
     - the legislative environment in the United States and other countries
     - OPEC policy
     - conflict in the Middle East and other major petroleum producing or consuming regions
     - the development of technology that affects overall finding and development costs
     - the condition of the capital and equity markets

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus, but does not contain all information that is important to you. This prospectus includes specific terms of the exchange offer and the new notes, information about our business and financial data. We encourage you to read this prospectus in its entirety.

                         SUMMARY OF THE EXCHANGE OFFER

     We issued the old notes in the following transactions:

     - on January 14, 1999, we issued $325 million principal amount of the outstanding 6 1/4% Notes due 2009 and $400 million principal amount of the outstanding 6 7/8% Notes due 2029

     - on February 4, 1999, we issued $200 million principal amount of the outstanding 6% Notes due 2009

     - on February 10, 1999, we issued $100 million principal amount of the outstanding 5.80% Notes due 2003

     In connection with these transactions, we entered into exchange and registration rights agreements with the initial purchasers of the old notes. We agreed to deliver to you this prospectus and to complete the exchange offer for each series of notes within 180 days after the date we issued that series. In the exchange offer, you are entitled to exchange your old notes for new notes with substantially identical terms. You should read the discussion under the headings "-- Summary of Terms of the New Notes" beginning on page 6 and "Description of the Notes" beginning on page 25 for further information about the new notes.

     The exchange offer consists of separate, independent exchange offers for each series of notes. We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 16 for further information about the exchange offer and resale of the new notes.

Expiration Date...................     The exchange offer will expire at 5:00
                                       p.m., New York City time, on
                                         , 1999, or such later date and time to
                                       which we extend it.

Withdrawal of Tenders.............     You may withdraw your tender of old notes
                                       at any time prior to the expiration date.
                                       We will return to you, without charge,
                                       promptly after the expiration or
                                       termination of the exchange offer any old notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange
Offer.............................     We will not be required to accept old
                                       notes for exchange:

                                       - if the exchange offer would be unlawful
                                         or would violate any interpretation of
                                         the staff of the SEC

                                       - if any legal action has been instituted
                                         or threatened that would impair our
                                         ability to proceed with the exchange
                                         offer

                                       The exchange offer is not conditioned
                                       upon any minimum aggregate principal
                                       amount of old notes being tendered.
                                       Please read the section "The Exchange
                                       Offer -- Conditions to the Exchange
                                       Offer" on page 19 for more information
                                       about the conditions to the exchange
                                       offer.

Procedures for Tendering Old
Notes.............................     If your old notes are held through The
                                       Depositary Trust Company and you wish to participate in the exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.
                                       By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                       - any new notes that you receive will be
                                         acquired in the ordinary course of your
                                         business

                                       - you have no arrangement or
                                         understanding with any person to
                                         participate in the distribution of the
                                         old notes or the new notes

                                       - you are not our affiliate, as defined
                                         in Rule 405 of the Securities Act of
                                         1933, or, if you are our affiliate, you
                                         will comply with any applicable
                                         registration and prospectus delivery
                                         requirements of the Securities Act of
                                         1933

                                       - if you are not a broker-dealer, you are
                                         not engaged in and do not intend to
                                         engage in the distribution of the new
                                         notes

                                       - if you are a broker-dealer that will
                                         receive new notes for your own account
                                         in exchange for old notes that you
                                         acquired as a result of market-making
                                         activities or other trading activities,
                                         you will deliver a prospectus in
                                         connection with any resale of such new
                                         notes

Special Procedures for Beneficial
Owners............................     If you own a beneficial interest in old
                                       notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the old notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures....     You must tender your old notes according
                                       to the guaranteed delivery procedures
                                       described in "The Exchange
                                       Offer -- Guaranteed Delivery Procedures" beginning on page 22 if any of the following apply:

                                       - you wish to tender your old notes but
                                         they are not immediately available

                                       - you cannot deliver your old notes, the
                                         letter of transmittal or any other
                                         required documents to the exchange
                                         agent prior to the expiration date or

                                       - you cannot comply with the applicable
                                         procedures under DTC's automated tender
                                         offer program prior to the expiration
                                         date

U.S. Federal Income Tax
Considerations....................     The exchange of old notes for new notes
                                       in the exchange offer will not be a
                                       taxable event for U.S. federal income tax purposes. Please read "Federal Income Tax
                                       Consequences" on page 37.

Use of Proceeds...................     We will not receive any cash proceeds
                                       from the issuance of new notes in the
                                       exchange offer.

                               THE EXCHANGE AGENT

     We have appointed Citibank, N.A. as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

                                 CITIBANK, N.A.

                                  800-422-2066

         BY COURIER:                BY MAIL (REGISTERED OR                 BY HAND:
                                 CERTIFIED MAIL RECOMMENDED):

      c/o Citicorp Data               c/o Citicorp Data                111 Wall Street
       Distribution, Inc.             Distribution, Inc.           5th Floor Receive Window
       400 Sette Drive               Post Office Box 7073             New York, New York
  Paramus, New Jersey 07652       Paramus, New Jersey 07653

            BY FACSIMILE TRANSMISSION (ELIGIBLE INSTITUTIONS ONLY):

                                 (201) 262-3240
                            Attention: Dayle Grayson

                             Confirm by Telephone:
                                 (201) 262-6633

                       SUMMARY OF TERMS OF THE NEW NOTES

     The new notes will be freely tradeable and otherwise substantially identical to the old notes. The new notes will not have registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the old notes and the new notes will be governed by the same indenture. The old notes of a series and the new notes of that series will vote together as a single separate class under the indenture.

Notes Offered.....................     $100 million principal amount of 5.80%
                                       Notes due 2003
                                       $200 million principal amount of 6% Notes due 2009
                                       $325 million principal amount of 6 1/4%
                                       Notes due 2009
                                       $400 million principal amount of 6 7/8%
                                       Notes due 2029

Maturity Date.....................     February 15, 2003 for the 5.80% Notes due
                                       2003
                                       February 15, 2009 for the 6% Notes due
                                       2009
                                       January 15, 2009 for the 6 1/4% Notes due
                                       2009
                                       January 15, 2029 for the 6 7/8% Notes due
                                       2029

Interest Payment Dates............     February 15 and August 15 of each year,
                                       commencing August 15, 1999, for the 5.80%
                                       Notes due 2003 and the 6% Notes due 2009

                                       January 15 and July 15 of each year,
                                       commencing July 15, 1999, for the 6 1/4%
                                       Notes due 2009 and the 6 7/8% Notes due
                                       2029

Optional Redemption...............     We may not redeem the 5.80% Notes due
                                       2003 prior to maturity, nor are they
                                       entitled to the benefits of a sinking
                                       fund. We may redeem at any time any or
                                       all of the other series of new notes in
                                       principal amounts of $1,000 or any
                                       integral multiple thereof. We will pay a redemption price equal to the principal amount of notes we redeem plus a make-whole premium, which is described under the heading "Description of the Notes -- Optional Redemption" beginning on page 26. We will also pay accrued interest to the redemption date.

Ranking...........................     The new notes:

                                       - are unsecured

                                       - rank equally with all of our existing
                                         and future senior debt

                                       - are senior to any future subordinated
                                         debt

                                       - are effectively junior to our secured
                                         indebtedness and to all existing and
                                         future indebtedness and other
                                         liabilities of our subsidiaries

Restrictive Covenants.............     We will issue the new notes under an
                                       indenture containing covenants for your
                                       benefit. These covenants restrict our
                                       ability, with certain exceptions, to:

                                       - incur debt secured by liens

                                       - engage in sale/leaseback transactions

Rights under Exchange and
Registration Rights Agreements....     If we fail to complete the exchange offer
                                       as required by the exchange and
                                       registration rights agreements, we may be obligated to pay additional interest to holders of the old notes. Please read
                                       "Exchange and Registration Rights
                                       Agreements" beginning on page 33 for more information regarding your rights as a holder of old notes.

Absence of a Public Market for the
New Notes.........................     There is no existing market for the new
                                       notes. We cannot provide any assurance
                                       about:

                                       - the liquidity of any markets that may
                                         develop for the new notes

                                       - your ability to sell your new notes

                                       - the prices at which you will be able to
                                         sell your new notes

                                       Future trading prices of the new notes
                                       will depend on many factors, including:

                                       - prevailing interest rates

                                       - our operating results

                                       - ratings of the new notes

                                       - the market for similar securities

                                       The initial purchasers of the old notes
                                       have advised us that they currently
                                       intend to make a market in the new notes we issue in the exchange offer. Those purchasers do not, however, have any obligation to do so, and they may discontinue any market-making activities at any time without any notice. In addition, we do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes in any automated dealer quotation system.

                               ABOUT BAKER HUGHES

     We are a leading supplier of products, services and systems to the worldwide oil and gas industry and a leading supplier of products, services and systems to industries throughout the world that use separation processes in manufacturing and water and wastewater treatment. In August 1998, we completed our acquisition of Western Atlas Inc. Through our eight oilfield service companies, including those acquired as part of Western Atlas, we provide equipment, products and services that our customers use to explore for oil and gas or drill, complete and produce oil and gas wells. Our process equipment company provides equipment and services that our customers use to separate liquids from liquids or liquids from solids in a number of applications, including industrial and municipal water and wastewater treatment and oil, gas, mineral, food, chemical, pharmaceutical, pulp and paper and other industrial, manufacturing or mining processing.

     Our principal executive offices are located at 3900 Essex Lane, Houston, Texas 77027-5177, and our telephone number at that address is (713) 439-8600.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus incorporates important business and financial information about us that we have not included in or delivered with this prospectus. This information is available without charge upon written or oral request. You should make any request to Linda J. Smith, Corporate Secretary, Baker Hughes Incorporated, 3900 Essex Lane, Houston, Texas 77027-5177, telephone number:
(713) 439-8600. To ensure timely delivery, you should request the information no
later than             , 1999.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104 or 233 South Beaudry Avenue, Los Angeles, California 90012.

     We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering made by this prospectus terminates:

     - our annual report on Form 10-K for the year ended December 31, 1998, as
       amended by our annual report on Form 10-K/A dated             , 1999

     - our quarterly report on Form 10-Q for the quarterly period ended March 31, 1999, as amended by our quarterly report on Form 10-Q/A dated
                   , 1999

     - our current report on Form 8-K dated May 21,1999

     You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

        Baker Hughes Incorporated
        3900 Essex Lane
        Houston, Texas 77027-5177
        Attention: Linda J. Smith
                   Corporate Secretary
        Telephone (713) 439-8600

                               PRIVATE PLACEMENT

     We issued the $325 million principal amount of the outstanding 6 1/4% Notes due 2009 and the $400 million principal amount of the outstanding 6 7/8% Notes due 2029 on January 14, 1999 to the initial purchasers of those notes at the respective prices of 99.18% and 99.627% of the principal amount. We issued the $200 million principal amount of the outstanding 6% Notes due 2009 on February 4, 1999 to the initial purchaser of those notes at a price of 99.295% of the principal amount. We issued the $100 million principal amount of the outstanding 5.80% Notes due 2003 on February 10, 1999 to the initial purchaser of those notes at a price of 99.252% of the principal amount.

     We issued the old notes of each series to the initial purchasers in transactions exempt from or not subject to registration under the Securities Act of 1933. The initial purchasers then offered and resold the notes to qualified institutional buyers, institutional accredited investors and non-U.S. persons initially at the following prices:

     - 99.830% of the principal amount of 6 1/4% Notes due 2009

     - 98.502% of the principal amount of 6 7/8% Notes due 2029

     - 99.945% of the principal amount of 6% Notes due 2009

     - 99.576% of the principal amount of 5.80% Notes due 2003

     We received aggregate net proceeds of $1,010.6 million from the sale of the old notes. We used those proceeds to repay short-term borrowings and current maturities of long-term debt. Short-term borrowings include borrowings classified as long-term debt.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes of each series, we will receive in exchange a like principal amount of old notes of that series. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

                                 CAPITALIZATION

     We have presented in the table below a summary of our short-term debt and consolidated capitalization as of March 31, 1999. You should read this table in conjunction with our consolidated financial statements, related notes and other financial information we have incorporated by reference in this prospectus.

                                                              MARCH 31, 1999
                                                              --------------
                                                              (IN MILLIONS)
SHORT-TERM DEBT:
  Short-term borrowings and current maturities of long-term
     debt...................................................     $   42.7
                                                                 --------
LONG-TERM DEBT:
  Commercial paper and short-term borrowings(1).............        959.5
  5.80% Notes due 2003......................................         99.2
  6% Notes due 2009.........................................        198.6
  6 1/4% Notes due 2009.....................................        322.4
  6 7/8% Notes due 2029.....................................        390.5
  Liquid Yield Option Notes due 2008........................        278.0
  8% Notes due 2004.........................................         99.3
  7.875% Notes due 2004 of Western Atlas Inc. ..............        247.9
  8.55% Debentures due 2024 of Western Atlas Inc. ..........        147.2
  8.59% Debentures due 2000.................................         93.0
  Other indebtedness........................................         13.8
                                                                 --------
          Total long-term debt..............................      2,849.4
                                                                 --------
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 400.0 shares authorized, 327.4
     shares outstanding.....................................        327.4
  Capital in excess of par value............................      2,934.4
  Retained earnings.........................................        105.5
  Cumulative foreign currency translation adjustment........       (172.4)
  Unrealized gain on securities available for sale..........          1.7
  Pension liability adjustments.............................         (4.4)
                                                                 --------
          Total stockholders' equity........................      3,192.2
                                                                 --------
          Total capitalization and short-term debt..........     $6,084.3
                                                                 ========

---------------

(1) At March 31, 1999, we had $1,595.2 million of credit facilities with commercial banks, of which $1,000.0 million was committed. Our policy is to classify commercial paper and short-term borrowings under revolving credit facilities as long-term debt to the extent of our committed credit facilities and to the extent of our intent to refinance the short-term obligations, because we have the ability under our credit agreements, and the intent, to maintain these obligations for longer than one year.

                            SELECTED FINANCIAL DATA

     We have derived the following selected financial data from our historical consolidated financial statements. These data reflect our acquisition of Western Atlas Inc. accounted for as a pooling of interests. You should read this table in conjunction with our consolidated financial statements, related notes and other financial information we have incorporated by reference in this prospectus.

     As you review the following information, you should be aware of the following:

     - In August 1998, we changed our fiscal year end from September 30 to December 31, effective with the calendar year beginning January 1, 1998. As required by SEC rules, we have provided financial information as of and for the three month transition period ended December 31, 1997.

     - In July 1997, we completed the acquisition of Petrolite Corporation and its 47% stockholder in a transaction accounted for using the purchase method. We have allocated the purchase price, consisting of 19.3 million shares of our common stock valued at $730.2 million, to the assets purchased and the liabilities assumed based upon their estimated fair market value at the date of the acquisition. This allocation includes $118.0 million to in-process research and development charged to operations. We have included the operating results of the acquired companies in our consolidated statement of operations from the date of the acquisition.

     We have presented in the table below EBITDA, adjusted EBITDA and ratios based on those indicators because we believe they are widely accepted financial indicators of a company's ability to service debt. You should be aware, however, that EBITDA and adjusted EBITDA are not generally accepted accounting principles measures and may not be comparable to similarly titled items of other companies. You should not consider these items as alternatives to net income or any other generally accepted accounting principles measure of performance as an indicator of our operating performance or as a measure of our liquidity.

                                                                       THREE
                               THREE MONTHS ENDED                      MONTHS
                                    MARCH 31,         YEAR ENDED       ENDED                YEAR ENDED SEPTEMBER 30,
                               -------------------   DECEMBER 31,   DECEMBER 31,   -------------------------------------------
                                 1999       1998         1998           1997         1997         1996       1995       1994
                               --------   --------   ------------   ------------   --------     --------   --------   --------
                                                        (IN MILLIONS, EXCEPT RATIOS AND PERCENTAGES)
STATEMENT OF OPERATIONS DATA:
  Revenues...................  $1,325.2   $1,648.1     $6,311.9       $1,572.9     $5,343.6     $4,445.8   $3,920.4   $3,699.3
                               --------   --------     --------       --------     --------     --------   --------   --------
  Costs and expenses:
    Costs of revenues........   1,035.9    1,243.0      4,710.9(a)     1,045.7      3,676.9(b)   3,062.8    2,711.4    2,551.5
    Selling, general and
      administrative.........     186.2      201.7      1,301.8(a)       324.6      1,036.1        889.2      818.2      831.9
    Merger-related costs.....        --         --        219.1(a)          --           --           --         --         --
    Unusual charge...........        --         --        215.8(a)          --         52.1         39.6         --       31.8
    Acquired in-process
      research and
      development............        --         --           --             --        118.0           --         --         --
    Operating income of
      business sold..........        --         --           --             --           --           --         --      (10.5)
                               --------   --------     --------       --------     --------     --------   --------   --------
        Total................   1,222.1    1,444.7      6,447.6        1,370.3      4,883.1      3,991.6    3,529.6    3,404.7
                               --------   --------     --------       --------     --------     --------   --------   --------
Operating income (loss)......     103.1      203.4       (135.7)         202.6        460.5        454.2      390.8      294.6
Interest expense.............     (41.0)     (30.9)      (149.0)         (24.5)       (91.4)       (87.9)     (89.1)    (106.4)
Interest income..............       3.6        1.6          3.6            1.1          3.6          4.9        6.6        5.2
Spin-off related costs.......        --         --           --             --         (8.4)          --         --         --
Gain on sale of Varco
  stock......................        --         --           --             --           --         44.3         --         --
Gain on sale of
  Pumpsystems................        --         --           --             --           --           --         --      101.0
                               --------   --------     --------       --------     --------     --------   --------   --------
Income (loss) from continuing
  operations before income
  taxes, extraordinary loss
  and cumulative effect of
  accounting changes.........      65.7      174.1       (281.1)         179.2        364.3        415.5      308.3      294.4
Income taxes.................     (23.0)     (61.2)       (16.3)         (68.0)      (163.4)      (169.1)    (126.9)    (123.5)
                               --------   --------     --------       --------     --------     --------   --------   --------
Income (loss) from continuing
  operations before
  extraordinary loss and
  cumulative effect of
  accounting changes.........      42.7      112.9       (297.4)         111.2        200.9        246.4      181.4      170.9
Extraordinary loss...........        --         --           --             --           --           --         --      (44.3)
Cumulative effect of
  accounting changes.........        --         --           --             --        (12.1)          --      (14.6)     (44.2)
                               --------   --------     --------       --------     --------     --------   --------   --------
Income (loss) from continuing
  operations.................      42.7      112.9       (297.4)         111.2        188.8        246.4      166.8       82.4
Discontinued operations, net
  of tax.....................        --         --           --            2.8       (154.9)        55.7       38.4       38.0
                               --------   --------     --------       --------     --------     --------   --------   --------
        Net income (loss)....  $   42.7   $  112.9     $ (297.4)      $  114.0     $   33.9     $  302.1   $  205.2   $  120.4
                               ========   ========     ========       ========     ========     ========   ========   ========
OTHER DATA:
  EBITDA(c)..................  $  310.0   $  364.9     $  626.2       $  345.4     $1,010.6     $  968.4   $  825.6   $  802.7
  Adjusted EBITDA(c).........     310.0      364.9      1,434.8          345.4      1,211.0        963.7      825.6      723.0
  Operating cash flow from
    continuing operations....     148.1      189.9        809.7          141.1        713.5        636.6      397.0      517.4
  Investing cash flow from
    continuing operations....    (217.6)    (333.2)    (1,675.8)        (319.2)      (971.8)      (485.4)    (314.4)    (109.8)
  Financing cash flow from
    continuing operations....      85.3      126.0        838.6          173.7        462.3       (133.9)    (118.2)    (427.2)
  Capital expenditures.......     222.6      305.8      1,318.2          296.6      1,047.7        657.7      462.4      255.3
  Ratio of EBITDA to interest
    expense..................      7.56x     11.81x        4.20x         14.10x       11.06x       11.02x      9.27x      7.54x
  Ratio of Adjusted EBITDA to
    interest expense.........      7.56x     11.81x        9.63x         14.10x       13.25x       10.96x      9.27x      8.29x
  Ratio of earnings to fixed
    charges(d)...............      2.08x      4.69x          --           5.57x        3.45x        4.30x      3.44x      3.04x

                                                  DECEMBER 31,                          SEPTEMBER 30,
                               MARCH 31,   ---------------------------   -------------------------------------------
                                 1998          1998           1997         1997         1996       1995       1994
                               ---------   ------------   ------------   --------     --------   --------   --------
                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
STATEMENT OF FINANCIAL POSITION DATA:
  Working capital............  $1,481.3      $1,414.6       $1,502.7     $1,398.4     $1,856.1   $1,812.2   $1,584.4
  Total assets...............   7,652.5       7,810.8        7,230.6      7,087.0      5,796.6    5,435.2    5,141.3
  Long-term debt.............   2,849.4       2,726.3        1,605.3      1,473.3      1,124.2    1,295.3    1,128.0
  Total debt.................   2,892.1       2,770.7        1,782.6      1,589.5      1,179.1    1,300.1    1,185.0
  Stockholders' equity.......   3,192.2       3,199.4        3,519.0      3,491.5      3,190.9    2,870.3    2,886.8
  Percent of total debt to
    total
    capitalization(e)........     47.5%         46.4%          33.6%        31.3%        27.0%      31.2%      29.1%

---------------

(a) During the year ended December 31, 1998, we (1) provided reserves and recorded write-downs reflected in costs of revenues aggregating $305.0 million; (2) recorded selling, general and administrative expenses relating to reserves, accruals and the loss on the sale of assets aggregating $68.7 million; (3) recorded merger-related costs in connection with the Western Atlas merger of $219.1 million; and (4) recognized unusual charges aggregating $215.8 million.

(b) During the year ended September 30, 1997, we incurred a nonrecurring item of $21.9 million to increase finished goods inventory acquired in the Petrolite acquisition to its estimated selling price. We have included that nonrecurring item in costs of revenues.

(c) EBITDA means earnings before interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA represents EBITDA adjusted by
     (1) adding the items listed in notes (a) and (b) above; (2) adding the amounts shown as unusual charges for the years ended September 30, 1997, 1996 and 1994; (3) adding the writeoff of acquired in-process research and development of $118.0 million and the spin-off related costs of $8.4 million incurred in the year ended September 30, 1997; (4) deducting the gain of $44.3 million on sale of Varco stock realized in the year ended September 30, 1996 and (5) deducting the gain of $101.0 million on the sale of Pumpsystems and deducting $10.5 million of operating income of business sold, both realized in the year ended September 30, 1994.

(d) We have computed the historical ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income before income taxes and extraordinary items and adjusted for fixed charges, capitalized interest and amortization of capitalized interest. Fixed charges consist of interest expense, capitalized interest and one-third of annual rental expense, which has been deemed to represent the interest factor. For the year ended December 31, 1998, earnings were inadequate to cover fixed charges by $500.4 million. See note (a).

(e)  Percentage of total debt to total debt plus stockholders' equity.

                               ABOUT BAKER HUGHES

     We are a leading supplier of products, services and systems to the worldwide oil and gas industry and a leading supplier of products, services and systems to industries throughout the world that use separation processes in manufacturing and water and wastewater treatment. Through our eight oilfield service companies described below, including those acquired as part of Western Atlas, we provide equipment, products and services that our customers use to explore for oil and gas or drill, complete and produce oil and gas wells. Our process equipment company provides equipment and services that our customers use to separate liquids from liquids or liquids from solids in a number of applications, including industrial and municipal water and wastewater treatment and oil, gas, mineral, food, chemical, pharmaceutical, pulp and paper and other industrial, manufacturing or mining processing.

WESTERN ATLAS MERGER

     In August 1998, we completed our acquisition of Western Atlas by issuing
148.6 million shares of our common stock to stockholders of Western Atlas in a transaction accounted for as a pooling of interests. Western Atlas specializes in land, marine and transition-zone seismic data acquisition and processing services, well-logging and completion services and reservoir characterization and project management services. The combination of Baker Hughes and Western Atlas was designed to achieve the following advantages:

     - An enhanced strategic position in providing integrated products and services related to life of the field and reservoir management. These products and services span the planning, exploration, development and production phases of an oil and gas reservoir, integrating Baker Hughes' drilling, completion and production technologies with Western Atlas' reservoir information technologies.

     - The ability to provide integrated product and service offerings and project management on an outsourced basis by combining Baker Hughes' drilling solutions with Western Atlas' seismic and reservoir information integration technologies.

     - Leading positions in an expanded number of product lines and service offerings, which allows us to compete effectively with the industry's largest integrated oilfield service providers.

OPERATING DIVISIONS

  Baker Atlas

     Baker Atlas is a leading provider of a broad range of well-logging and data analysis services for various phases of drilling and production. In well-logging, Baker Atlas places an instrumentation package in the oil and gas well hole. This instrumentation equipment measures various rock and fluid properties of subsurface formations. From these measurements, Baker Atlas produces graphs of the measurements, known as well logs, that are reviewed to determine the extent to which oil and gas may be found in the well. This process is known as well logging. Baker Atlas uses new-generation high-resolution logging instruments, coupled with faster data transmission techniques, to provide for the transfer of larger amounts of data from the borehole to the surface in less time. These new-generation tools, used in combination with other logging instruments and sensors to obtain simultaneous multiple measurements, have resulted in more accurate reservoir evaluation while reducing logging turnaround time, and consequently lowering drilling costs and risks.

  Baker Oil Tools

     Baker Oil Tools is a leading provider of completion, workover and fishing equipment and services. Baker Oil Tools specializes in providing solutions for the life of the well that help its customers reduce costs while enhancing recovery of oil and gas. Its product lines include packer systems, fishing services, liner hangers, service tools and subsurface safety systems. Packers are used in the well hole to seal the space between the production tubing and the casing to protect the casing from reservoir pressures and corrosive formation fluids and also to maintain the separation of productive zones. Casing is steel pipe used in the outer perimeter inside of the well bore to keep the wall of the hole from caving in, to prevent fluids from moving from one formation to another and to improve the efficiency of extracting petroleum from productive wells. Production tubing is the pipe through which the oil and gas flows from the producing zone under the ground to the surface of the well. Fishing tool services use specialized tools to locate, dislodge and retrieve twisted off, dropped or damaged pipe, tools or other objects from inside the well bore, potentially hundreds or thousands of feet under the ground. Liner hanger tools and equipment are used to suspend and set strings of casing pipe in wells. Baker Oil Tools also provides flow control devices, inflatable packers, thru-tubing packers, thru-tubing fishing services and milling/cutting services.

  Baker Petrolite

     Baker Petrolite is a leading provider of oilfield specialty chemicals and integrated chemical technology solutions for petroleum production, transportation and refining. Chemicals provided by Baker Petrolite include specialty chemicals used by production segments of the petroleum industry, as well as industrial chemicals used in refining, waste water treatment, mineral handling and cooling and boiler water processes. Baker Petrolite also provides chemical technology solutions to other industrial markets throughout the world, including petrochemicals, fuel additives, plastics, imaging, adhesives, steel and crop protection.

  Centrilift

     Centrilift is a leader in proprietary technology for oilfield electric submersible pumping systems, which help raise oil to the surface. These pumping systems are placed inside the oil and gas well hole near the productive formation. Centrilift manufactures the critical components of the systems, including variable speed motor controllers and specialty armored power cables designed for oilfield use.

  E&P Solutions

     E&P Solutions was formed by combining Western Atlas E&P Services and Baker Hughes Solutions. E&P Solutions seeks clients and partners for oil and gas exploration and production opportunities who value the subsurface information technologies that E&P Solutions possesses to exploit the full potential of hydrocarbon-bearing properties. E&P Solutions is organized into project teams of geophysicists, geologists and reservoir engineers that offer a wide range of experience in exploration and production techniques, including integrated geoscience subsurface analysis, reservoir characterization, economic and risk analysis, drilling recommendations and project management and implementation. E&P Solutions provides services for project management and the integration of products and services from us and other service providers.

  Hughes Christensen

     Hughes Christensen Company is a leading manufacturer and marketer of Tricone(TM) roller cone drill bits, fixed cutter (diamond) drill bits and slim hole drill bits for the worldwide oil, gas and geothermal industries. New technology includes poly-diamond crystalline (PDC), Tricone and Ream-While-Drilling designs. Baker Hughes Mining Tools, a part of Hughes Christensen, provides tools and equipment for the mining industry that primarily consist of drill bits and accessories for mining applications.

  Baker Hughes INTEQ

     Baker Hughes INTEQ is a leading supplier of directional and horizontal drilling services, downhole motors, drilling fluid systems, coring services, subsurface surveying and measurement-while-drilling services to the oil and gas industry. Baker Hughes INTEQ provides products and services our customers use to drill oil and gas wells. Many of these wells are not straight into the ground, but rather bend towards where oil and gas is suspected to be located. These curving well holes are horizontal or directional wells. The division's specialized positive displacement downhole motors help operators to steer the drill bit while drilling into pay zones for conventional directional drilling and short, medium and long-radius horizontal drilling. A full range of measurement-while-drilling systems provided by Baker Hughes INTEQ use mud-pulse telemetry to deliver real-time downhole information on the drilling process and physical features down in the hole. Mud pulse telemetry uses pressure waves from the drilling motor near the drill bit that are measured at the surface of the well. The measurements from these waves or "pulses" are decoded to communicate information from sensors on the drilling motor to the drilling operator at the surface. This information is used to steer the drill bit towards geologic formations that are more likely to produce oil and gas. The systems are available for a wide range of applications, from directional-only drilling through real-time logging-while-drilling. In logging-while-drilling, information from the drill motor is conveyed to the surface, measured and graphed on a log for analysis.

  Western Geophysical

     Western Geophysical is a leading provider of seismic data acquisition and processing services to assist oil and gas companies in evaluating the producing potential of sedimentary basins and in locating productive zones. Seismic data are acquired by producing a sound wave. The sound wave moves through the ground and is recorded by audio instruments. The sound waves on the recordings are then analyzed to determine the characteristics of the geologic formations through which they moved and the extent that oil and gas may be trapped in or moving through those formations. This analysis is known as a seismic survey. Western Geophysical conducts seismic surveys on land, in deep waters and across shallow-water transition zones worldwide. These seismic surveys encompass high-resolution two-dimensional and three-dimensional surveys for delineating exploration targets and extend to the integration of seismic data with information derived from the well hole to describe petrophysical properties throughout a reservoir. Western Geophysical also conducts time-lapse four-dimensional seismic surveys for monitoring reservoir fluid movement over time. Seismic information reduces field development and production costs by reducing turnaround time, lowering drilling risks and minimizing the number of wells necessary to explore and develop reservoirs.

  Baker Process

     Baker Process provides a broad range of separation equipment and systems to concentrate product or separate and remove waste material in the mineral, industrial, pulp and paper and municipal industries. Its product lines include vacuum filters (drum, disc and horizontal belt), filter presses, belt presses, granular media filters, thickeners, clarifiers, flotation cells and aeration equipment. Baker Process also designs and manufactures process solutions for the oilfield and refinery markets. These solutions include equipment for processing and conditioning seawater for injection, desalting oil streams and separating oil from water in oil production streams, with products consisting of fine filters, coarse filters, nutshell filters, flotation units, hydrocyclones, coalescers, deaeration towers, electrochlorinators and electrostatic desalters. In addition, Baker Process manufactures a broad range of continuous and batch centrifuges and specialty filters, which are widely used in the municipal, industrial, chemical, minerals and pharmaceutical markets to dewater or classify process and waste streams.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with the sale of the old notes, we entered into exchange and registration rights agreements with the initial purchasers of the old notes. In these agreements, we agreed to file a registration statement relating to an offer to exchange each series of old notes for new notes of the same series. We also agreed to use our reasonable best efforts to complete the exchange offer for each series within 180 days after the issue date of that series. We are offering the new notes of each series under this prospectus in a separate, independent exchange offer for the old notes of that series to satisfy our obligations under the exchange and registration rights agreements. We sometimes refer to these separate, independent exchange offers as the exchange offer.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff in no action letters issued to third parties, we believe that each new note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our affiliate within the meaning of Rule 405 under the Securities Act

     - you acquire such new notes in the ordinary course of your business and

     - you do not intend to participate in the distribution of new notes

     If you tender your old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

     - cannot rely on such interpretations by the SEC staff and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction

     Unless an exemption from registration is otherwise available, the resale by any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling securityholder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only those broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where that broker-dealer acquired such old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes of a series properly tendered and not withdrawn prior to the expiration date of the exchange offer for notes of that series. We will issue $1,000 principal amount of new notes of a series in exchange for each $1,000 principal amount of old notes of that series surrendered under the applicable exchange offer. Old notes may be tendered only in integral multiples of $1,000.

     No exchange offer for notes of a series is conditioned upon any minimum aggregate principal amount of old notes of that series being tendered for exchange or upon the consummation of any other exchange offer.

     As of the date of this prospectus, $100 million principal amount of 5.80% Notes due 2003, $200 million principal amount of 6% Notes due 2009, $325 million principal amount of 6 1/4% Notes due 2009 and $400 million principal amount of 6 7/8% Notes due 2029 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer:

     - will remain outstanding

     - will continue to accrue interest

     - will be entitled to the rights and benefits that holders have under the indenture relating to the notes and the exchange and registration rights agreements

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the exchange and registration rights agreements. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

     If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

     We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the applicable exchange offer.

EXPIRATION DATE

     Each exchange offer will expire at 5:00 p.m., New York City time, on , 1999, unless in our sole discretion we extend it.

EXTENSIONS, DELAY IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or at various times, to extend the period of time during which an exchange offer for notes of a series is open. We may extend that period for each series independently. We may delay acceptance for exchange of any old notes of a series by giving oral or written notice of the extension to their holders. During any such extensions, all old notes of that series you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

     To extend an exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied with respect to an exchange offer for notes of a series, we reserve the right, in our sole discretion:

     - to delay accepting for exchange any old notes of that series

     - to extend that exchange offer

     - to terminate that exchange offer

We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the exchange and registration rights agreements, we also reserve the right to amend the terms of that exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes of the series affected. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the old notes of the series affected. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes of a series for, any old notes of that series, and we may terminate the exchange offer for that series as provided in this prospectus before accepting any old notes of that series for exchange, if in our reasonable judgment:

     - the exchange offer for that series, or the making of any exchange by a holder of old notes of that series, would violate applicable law or any applicable interpretation of the staff of the SEC or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer for that series that, in our judgment, would reasonably be expected to impair our ability to proceed with that exchange offer

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

     - the representations described under "-- Procedures for Tendering" and "Plan of Distribution" and

     - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the new notes under the Securities Act

     We expressly reserve the right to amend or terminate each exchange offer, and to reject for exchange any old notes not previously accepted for exchange in that exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes of the series affected as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

  How to Tender Generally

     Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of The Depository Trust Company, or DTC, described below.

     To complete a physical tender, a holder must:

     - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires

     - mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date and

     - deliver the old notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary -- The Exchange Agent" prior to the expiration date.

     To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

     The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  How to Tender If You Are a Beneficial Owner

     If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

     - make appropriate arrangements to register ownership of the old notes in your name or

     - obtain a properly completed bond power from the registered holder of your old notes

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

  Signatures and Signature Guarantees

     You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by an eligible institution unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal

     - for the account of an eligible institution

An eligible institution is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

  When Endorsements or Bond Powers Are Needed

     If a person other than the registered holder of any old notes signs the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the old notes. An eligible institution must guarantee that signature.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

  Tendering Through DTC's Automated Tender Offer Program

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

     - DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery and

     - we may enforce the agreement against such participant

  Determinations Under the Exchange Offer

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  When We Will Issue New Notes

     In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

     - old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message

  Return of Old Notes Not Accepted or Exchanged

     If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to their tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

  Your Representations to Us

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new note you receive will be acquired in the ordinary course of your business

     - you have no arrangement or understanding with any person to participate in the distribution of the new notes or the old notes within the meaning of the Securities Act

     - you are not our affiliate, as defined in Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with the applicable registration and prospectus delivery requirements of the Securities Act

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes

     - if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities, you will deliver a prospectus in connection with any resale of such new notes

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes but they are not immediately available or if you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution

     - prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

        - stating your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered

        - stating that the tender is being made thereby

        - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent

     - the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date

     Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary -- The Exchange Agent" or

     - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn

     - identify the old notes to be withdrawn, including the registration number or numbers and the principal amount of such old notes

     - be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal used to deposit those old notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer into the name of the person withdrawing the tender

     - specify the name in which such old notes are to be registered, if different from that of the person who tendered the old notes

     If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

     - SEC registration fees

     - fees and expenses of the exchange agent and trustee

     - accounting and legal fees and printing costs

     - related fees and expenses

     The initial purchasers of the old notes will reimburse us for certain of these expenses.

TRANSFER TAXES

     If you tender your old notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal

     - a transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer

If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of new notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your old notes for new notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreements, we do not intend to register resales of the old notes under the Securities Act.

     The tender of old notes of a series in the exchange offer will reduce the principal amount of the old notes of that series outstanding. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any old notes of that series that you continue to hold.

ACCOUNTING TREATMENT

     We will amortize our expenses of each exchange offer over the term of the applicable series of new notes under generally accepted accounting principles.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes, except as required by the exchange and registration rights agreements.

                            DESCRIPTION OF THE NOTES

     We will issue the new notes, and we issued the old notes, under an indenture dated as of May 15, 1991 with Citibank, N.A., as successor trustee to Morgan Guaranty Trust Company of New York. We have summarized the material provisions of the notes and the indenture below. The summary is not complete. For a complete description, you should refer to the indenture and the terms of the notes, which we have filed with the SEC. Please read "Where You Can Find More Information." In this summary description of the notes, all references to us mean Baker Hughes Incorporated only, unless we state otherwise or the context clearly indicates otherwise.

     The indenture does not limit the amount of debt securities that we can issue under the indenture. We may issue debt securities under the indenture from time to time in separate series, each up to the aggregate amount we authorize from time to time for that series. In addition to the old notes, our 8% Notes due 2004 and Liquid Yield Option(TM) Notes due 2008 are outstanding under the indenture.

     The old notes of a series, the new notes of that series issued in the exchange offer and any debt securities of that series issued in the private exchange described below under "Exchange and Registration Rights Agreements" will together constitute a separate single class of debt securities under the indenture. If the exchange offer for notes of a series is consummated, holders of old notes of that series who do not exchange their old notes for either new notes of that series in the exchange offer or debt securities of that series in the private exchange will vote together with holders of that series of new notes and private exchange notes for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the applicable exchange offer or private exchange will be aggregated with the applicable series of new notes and private exchange notes, and the holders of those old notes, new notes and private exchange notes will vote together as a single series. All references in this summary description of the notes to specified percentages in aggregate principal amount of the outstanding notes of a series means, at any time after the exchange offer or private exchange for notes of that series is consummated, the percentages in aggregate principal amount of the applicable old notes, new notes and private exchange notes then outstanding.

INTEREST AND MATURITY

     The 5.80% Notes due 2003 will mature on February 15, 2003 and bear interest at 5.80% per year from February 10, 1999. The 6% Notes due 2009 will mature on February 15, 2009 and bear interest at 6% per year from February 4, 1999. We will pay interest on these series semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1999. The record dates for interest payments will be the February 1 and August 1 preceding the applicable interest payment date.

     The 6 1/4% Notes due 2009 will mature on January 15, 2009 and bear interest at 6 1/4% per year from January 14, 1999. The 6 7/8% Notes due 2029 will mature on January 15, 2029 and bear interest at 6 7/8% per year from January 14, 1999. We will pay interest on these series semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 1999. The record dates for interest payments will be the January 1 and July 1 preceding the applicable interest payment date.

     With respect to each series of notes:

     - we will compute interest on the basis of a 360-day year of twelve 30-day months

     - we will make all payments by wire transfer for notes held in book-entry form

     - for notes not held in book-entry form, we may make interest payments by wire transfer or by check mailed to the person entitled to the payment as it appears on the security register and will make principal payments upon surrender of the notes at the corporate trust office of the paying agent in New York, New York

OPTIONAL REDEMPTION

     We may not redeem the 5.80% Notes due 2003 prior to maturity, nor are they entitled to the benefit of any sinking fund.

     We may redeem any other series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

     - 100% of the principal amount of the notes to be redeemed and

     - the sum of the present values of the remaining scheduled payments on the notes to be redeemed, discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus:

        - 20 basis points for the 6% Notes due 2009 and the 6 1/4% Notes due
          2009

        - 30 basis points for the 6 7/8% Notes due 2029

In each case, we will pay accrued interest to the date of redemption. The remaining scheduled payments on a note to be redeemed are all remaining scheduled payments of the principal of and interest on that note that would be due after the related redemption date but for the redemption. If the redemption date is not an interest payment date for that note, the amount of the next scheduled interest payment on that note will be reduced by the amount of interest accrued on the note to the redemption date.

     For purposes of this calculation:

     "Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue. This calculation will assume a price for the Comparable Treasury Issue equal to the Comparable Treasury Price for the redemption date. We will compute the semi-annual equivalent yield to maturity as of the second business day immediately preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an independent investment banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes.

     "Comparable Treasury Price" means either:

     - the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, as of the third business day before the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or

     - if that release or any successor release is not published or does not contain such prices on that business day, the average of specified market quotations.

     We will mail notice of a redemption at least 30 days but not more than 60 days before the redemption date to holders of notes to be redeemed. If we are redeeming less than all the notes of a series, the trustee will select the particular notes of that series to be redeemed by lot or by another method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

     Except as described above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

RANKING

     The notes of each series will be our senior unsecured obligations and will rank equal in right of payment with notes of the other series and with all of our other unsecured and unsubordinated indebtedness.

     The indenture does not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor does it restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries.

     We currently conduct substantially all our operations through subsidiaries, and substantially all of our operating income and cash flow are generated by our subsidiaries. As a result, distributions or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. In addition, holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

     As of December 31, 1998, as adjusted to give effect to the issuance of the old notes and the use of proceeds from the issuance, we would have had an aggregate of $2.8 billion of consolidated indebtedness, of which approximately $2.4 billion would have ranked equally in right of payment with the notes and approximately $400 million would have been owed by subsidiaries or secured and therefore effectively senior to the notes.

RESTRICTIVE COVENANTS

     Other than the restrictions described in this section, neither the indenture nor the notes contain any covenants or other provisions designed to protect holders of the notes in the event we participate in a highly leveraged transaction. We have agreed, however, to two principal restrictions on our activities for the benefit of holders of the notes. Unless waived or amended, the restrictive covenants summarized below will apply to each series of notes as long as any of those notes are outstanding. We have used in this summary description capitalized terms that we have defined below under "-- Glossary." In this description of the covenants, all references to us mean Baker Hughes Incorporated and its subsidiaries, unless the context clearly indicates otherwise.

  Limitation on Liens

     We have agreed that we will issue, assume, guarantee or suffer to exist any debt for money borrowed secured by lien upon any of our properties or upon any shares of stock or indebtedness of our subsidiaries only if we secure the notes and all other debt securities issued under the indenture equally and ratably with or prior to the debt secured by the lien. This covenant has exceptions that permit:

          (a) liens on any property we acquire, construct or improve after May 15, 1991 that are created within 180 days after the acquisition, the completion of construction or the commencement of commercial operation of the property to secure or provide for the payment of the purchase price of the property or the cost of the construction or improvement; in the case of construction or improvement, the exception permits liens on property previously owned by us only if the property is unimproved real property on which the property being constructed or the improvement is located

          (b) liens on property existing at the time we acquire the property or liens outstanding at the time any corporation becomes a subsidiary, but only to the extent that the lien applies to property either:

           - owned by that corporation at the time it becomes a subsidiary or

           - acquired by that corporation from a third party after the corporation becomes a subsidiary

          (c) intercompany liens

          (d) liens in favor of a governmental entity either:

           - to secure payments under any contract or statute or

           - to secure indebtedness incurred to finance the purchase price or the cost of constructing or improving the property subject to the lien, including liens securing pollution control or industrial revenue bonds or similar indebtedness

          (e) any extensions, renewals or replacements of the above-described liens if both

           - the amount of debt secured by the new lien does not exceed the amount of debt refinanced and

           - the new lien is limited to all or a part of the property, plus any improvements, secured by the original lien

     In addition, without securing the notes as described above, we may issue, assume or guarantee secured debt that this covenant would otherwise restrict in an aggregate amount that, when added to all of our other secured debt that this covenant would otherwise restrict and to outstanding Attributable Debt for Sale and Lease-Back Transactions, does not exceed a basket equal to 10% of Consolidated Net Worth as of a date within 90 days before the proposed transaction. When calculating this aggregate amount, we exclude from the calculation Attributable Debt for Sale and Lease-Back Transactions the proceeds of which we have used to retire debt as described in clause (b) below under "Limitation on Sale and Lease-Back Transactions."

  Limitation on Sale and Lease-Back Transactions

     We have agreed that we will enter into a Sale and Lease-Back Transaction only if one of the following applies:

          (a) we could incur debt in an amount at least equal to the Attributable Debt for that Sale and Lease-Back Transaction and, without violating the "Limitation on Liens" covenant, could secure that debt by a lien on the property to be leased without equally and ratably securing the notes or

          (b) within 90 days of the effective date of the Sale and Lease-Back Transaction, we apply an amount equal to the net proceeds from the sale of the property so leased to the voluntary retirement of either:

           - notes

           - other debt securities issued under the indenture or

           - any of our Funded Debt that is not subordinated to the notes or other debt securities issued under the indenture

     This covenant does not apply to any Sale and Lease-Back Transaction entered into in connection with an industrial revenue bond or pollution control financing or any intercompany Sale and Lease-Back Transaction. When calculating the amount of Attributable Debt, we will exclude any Attributable Debt for these Sale and Lease-Back Transactions.

  Glossary

     "Attributable Debt" means the present value of the net rental payments during the remaining term of the lease included in the Sale and Lease-Back Transaction. To determine the present value, we use a discount rate equal to the lease rate implicit in the Sale and Lease-Back Transaction.

     "Consolidated Net Worth" means the amount of total stockholders' equity shown in our most recent consolidated statement of financial position.

     The term "debt" means all indebtedness for borrowed money.

     "Funded Debt" means all debt that matures on or is extendible or renewable to a date more than twelve months after the date of the creation of the debt.

     "Sale and Lease-Back Transaction" means any arrangement with anyone under which we lease for a term of more than three years any property that we have or will sell or transfer to that person. This term excludes leases of property we acquire or place in service within 180 days prior to the arrangement.

     In this description of the covenants, all references to us mean to Baker Hughes Incorporated and its subsidiaries, unless the context clearly indicates otherwise. For this purpose, a subsidiary is a corporation of which we own more than 50% of the outstanding voting stock, either directly or indirectly. Voting stock is stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale by us of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

     - the resulting entity is organized and existing under the laws of any domestic jurisdiction and assumes the due and punctual payments on the notes and the other debt securities issued under the indenture and the performance of our covenants under the indenture

     - immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, would become an event of default, would occur and be continuing

     - if as a result of the transaction our property or assets become subject to a lien not permitted by the covenant described above under "Restrictive Covenants -- Limitation on Liens," we or the resulting entity secures the notes and the other debt securities issued under the indenture as described in that section

EVENTS OF DEFAULT

     The following events are events of default under the indenture with respect to notes of a series:

     - our failure to pay interest on any note of that series for 30 days

     - our failure to pay principal of or any premium on any note of that series when due

     - our failure to perform any of our other covenants in the indenture, other than a covenant included in the indenture solely for the benefit of another series of debt securities, continued for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding notes of that series

     - certain events involving bankruptcy, insolvency or reorganization of Baker Hughes Incorporated

     If an event of default for any series of notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes of that series by notice as provided in the indenture may require us to pay the principal amount of all notes of that series immediately. The holders of a majority in principal amount of the outstanding notes of that series may in some cases rescind and annul that acceleration.

     A holder of a note of any series may pursue any remedy under the indenture only if:

     - the holder has previously given written notice to the trustee of a continuing event of default with respect to that series of notes

     - the holders of not less than 25% in principal amount of the outstanding notes of that series have made written request to the trustee to institute proceedings in its own name

     - the holder has offered the trustee reasonable indemnity

     - the trustee has failed to act within 60 days after receipt of the notice and indemnity and

     - the holders of a majority in principal amount of the outstanding notes of that series have given no direction inconsistent with the request

     This provision does not, however, affect the right of a holder of any note to sue for the enforcement of any overdue payment.

     In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders have offered to the trustee reasonable indemnity. Subject to this provision for indemnification, the holders of a majority in principal amount of the outstanding notes of any series may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee

     - exercising any trust or power conferred on the trustee with respect to the notes of that series

     We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in performance.

DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or U.S. government securities sufficient to make payments on the notes of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

     - we will be discharged from our obligations with respect to the notes of that series ("legal defeasance and discharge") or

     - we will no longer have any obligation to comply with the restrictive covenants under the indenture, the related events of default will no longer apply to us, but our other obligations under the indenture and the notes of that series, including our obligation to make payments on the notes, will survive ("covenant defeasance")

     If we elect legal defeasance and discharge of a series of notes, the holders of the notes of that series will not be entitled to the benefits of the indenture, except for our obligations relating to:

     - temporary notes and exchange of those notes

     - registration of transfer or exchange of notes of that series

     - replacement of stolen, lost or mutilated notes of that series

     - maintenance of paying agencies and

     - holding of monies for payment in trust

Holders of notes of that series would be entitled to look only to the trust fund for payments on their notes until maturity.

     We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance and discharge, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

     Under current United States federal income tax law, legal defeasance and discharge would likely be treated as a taxable exchange of notes to be defeased for interests in the defeasance trust. As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the notes and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would not be treated as a taxable exchange of such notes.

PAYMENT AND PAYING AGENTS

     We will make payments on the notes at the office of such paying agents as we designate from time to time. We will make all payments by wire transfer for notes held in book-entry form. For notes not held in book-entry form, we may make, at our option, interest payments by wire transfer or by check mailed to the person entitled to the payment as it appears on the security register and will make principal payments upon surrender of the notes at the corporate trust offices of a paying agent in New York, New York. We will make interest payments to the person in whose name the note is registered at the close of business on the record date for the interest payment.

     We have designated the corporate trust office of the trustee in New York, New York as a paying agent for payments on the notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We will, however, be required to maintain a paying agent in each place of payment for a series of notes.

     All monies we pay to a paying agent for payments on any note that remain unclaimed for two years after the payments become due and payable will be repaid to us, subject to applicable escheat laws. After repayment to us, the holder of that note must look only to us for payment.

MODIFICATION AND WAIVER

     We may modify or amend the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification or amendment consent to it. Without the consent of each outstanding note affected, however, no modification may:

     - change the stated maturity of the principal of or any installment of principal of or interest on any note

     - reduce the principal amount of, the interest rate on or the premium payable upon redemption of any note

     - change the redemption date for any note

     - change the coin or currency in which any note or any premium or interest on any note is payable

     - change the redemption right of any holder

     - impair the right to institute suit for the enforcement of any payment on any note

     - reduce the percentage in principal amount of outstanding notes of any series necessary to modify the indenture, to waive compliance with certain provisions of such indenture or to waive certain defaults

     - change our obligation to maintain an office or agency in the places and for the purposes required by the indenture

     - modify any of the above provisions

     We may modify or amend the indenture without the consent of any holders of the notes in certain circumstances, including:

     - to provide for the assumption of our obligations under the indenture and the notes by a successor upon any merger, consolidation or asset transfer

     - to add covenants and events of default or to surrender any rights we have under the indenture

     - to make any change that does not adversely affect any outstanding notes of a series in any material respect

     - to secure the notes as described above under "Restrictive
       Covenants -- Limitation on Liens"

     - to provide for successor trustees

     - to cure any ambiguity, omission, defect or inconsistency

     The holders of a majority in principal amount of the outstanding notes of any series may waive past defaults under the indenture and compliance by us with our covenants described above under "Restrictive Covenants" with respect to the notes of that series only. Those holders may not, however, waive any default in any payment on any note of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     We will issue the new notes in definitive fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

     Notes of any series will be exchangeable for other notes of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     We have appointed the trustee as security registrar for the notes. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of notes.

     In the case of any redemption in part, we will not be required:

     - to issue, register the transfer of or exchange notes of a series either during a period beginning 15 business days prior to the selection of notes of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or

     - to register the transfer of or exchange any note, or portion of any note, called for redemption, except the unredeemed portion of any note we are redeeming in part

REPLACEMENT OF NOTES

     We will replace any mutilated note at the holder's expense upon surrender of the note to the trustee. We will replace notes that become destroyed, stolen or lost at the holder's expense upon delivery to the trustee of the note or evidence of destruction, loss or theft satisfactory to us and the trustee. In the case of a destroyed, lost or stolen note, we may require an indemnity satisfactory to the trustee and to us at the holder's expense before we issue a replacement note.

GOVERNING LAW

     New York law governs the indenture and the notes.

THE TRUSTEE

     Citibank, N.A. is the trustee under the indenture. We maintain banking relationships in the ordinary course of business with the trustee and its affiliates. The trustee is an affiliate of Salomon Smith Barney Inc., one of the initial purchasers of the 6 1/4% Notes due 2009 and the 6 7/8% Notes due 2029.

                  EXCHANGE AND REGISTRATION RIGHTS AGREEMENTS

     In connection with the issuance of the old notes, we entered into exchange and registration rights agreements with the initial purchasers of the old notes. These agreements provide that we will:

     - file with the SEC a registration statement relating to an exchange offer for each series of old notes under the Securities Act

     - use our reasonable best efforts to consummate the exchange offer for each series within 180 days following the issue date of that series

     - keep the exchange offer for each series of old notes open for at least 30 days after the date on which notice of the exchange offer is mailed to the registered holders of the old notes of that series, or longer, if required by applicable law and

     - accept for exchange all old notes tendered and not validly withdrawn in the exchange offer

     If any holder holds any old notes acquired by it that have the status of an unsold allotment in an initial distribution or if any holder is not entitled to participate in the exchange offer, we will issue and deliver to that holder in a private exchange, upon request and in exchange for the old notes held by that holder, a like aggregate principal amount of our debt securities that are identical in all material respects to the new notes. These new notes will, however, be subject to transfer restrictions.

     Under the following circumstances, we will use our reasonable best efforts to file and to cause to become effective under the Securities Act a shelf registration statement to cover resales of the old notes of each series by those holders who provide required information in connection with that shelf registration statement:

     - if any change in law or applicable interpretations by the staff of the SEC does not permit us to effect the exchange offer for the old notes as contemplated by the exchange and registration rights agreements

     - if the exchange offer for a series of old notes is not consummated within 180 days after the issue date of that series

     - if any initial purchaser of old notes so requests with respect to such old notes or any new notes received in the private exchange described above that are not eligible to be exchanged for new notes in the exchange offer and that are held by that initial purchaser following the consummation of the exchange offer

     - if any applicable law or interpretations do not permit any holder of old notes, other than an initial purchaser, to participate in the exchange offer

     - if any holder of old notes that participates in the exchange offer does not receive freely transferable new notes, other than restrictions imposed on an exchanging dealer, which is a broker-dealer that will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or

     - if we so elect

If applicable, we will use our reasonable best efforts to keep such shelf registration statement effective for a period of up to two years after the applicable issue date. We will have the ability to suspend the availability of the shelf registration statement in limited circumstances.

     If any registration default with respect to a series of old notes occurs, we will become obligated to pay additional interest on that series at the rate of 0.25% per year. This rate will increase by an additional 0.25% per year if we have not cured the registration default within 90 days. These rates will continue until we have cured all registration defaults. In no event will the rate of additional interest exceed 0.50% per year.

     A registration default with respect to a series of old notes will occur if, among other things:

     - we have not consummated the exchange offer on or prior to 180 days after the issue date of that series or

     - we file the shelf registration statement and the SEC declares it effective within 180 days after that issue date, but afterward the shelf registration statement ceases to be effective at a time we are obligated to maintain its effectiveness and we do not file and the SEC does not declare effective an additional shelf registration statement within 60 days

     The exchange and registration rights agreements also provide that we will:

     - make available for at least 180 days in the case of any exchanging dealer or 90 days in the case of any other broker-dealer after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any exchanging dealer or broker-dealer to use in connection with any resale of new notes

     - pay certain expenses incident to the exchange offer

     - indemnify certain holders of the new notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act

A broker-dealer that delivers this prospectus to purchasers in connection with resales will be subject to applicable civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreements.

     If you desire to tender your old notes, you will be required to make to us the representations described under "The Exchange Offer -- Procedures for Tendering -- Your Representations to Us" to participate in the exchange offer. In addition, we may require you to deliver information that we will use in connection with the shelf registration statement to have your notes included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. If you sell old notes under the shelf registration statement, you generally will:

     - be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers

     - be subject to applicable civil liability provisions under the Securities Act in connection with those sales and

     - be bound by the provisions of the exchange and registration rights agreements applicable to you

     This description of the exchange and registration rights agreements is a summary only. For more information, you may read the provisions of the agreements, which we have filed as exhibits to the registration statement of which this prospectus is a part. Please read "Where You Can Find More Information."

                         BOOK ENTRY; DELIVERY AND FORM

     We will issue the new notes of each series in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee. The global notes will be deposited on behalf of the acquirors of the new notes for credit to the respective accounts of the acquirors or to such other accounts as they may direct at DTC. Please read "The Exchange Offer -- Book-Entry Transfer."

GLOBAL NOTES

     DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934

     - DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates

     - Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations

     - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     - Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly

     - The rules applicable to DTC and its participants are on file with the SEC

     We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

     We expect that under procedures established by DTC:

     - upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes

     - ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants

     The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in new notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the new notes represented by that global note for all purposes under the indenture and under the new notes. Except as provided below, owners of beneficial interests in a global note:

     - will not be entitled to have new notes represented by that global note registered in their names

     - will not receive or be entitled to receive physical delivery of certificated notes and

     - will not be considered the owners or holders thereof under the indenture or under the new notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of new notes under the indenture or the global note.

     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

     Payments on the new notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the new notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

     Transfers between participants in DTC are expected to be effected in accordance with DTC rules and settled in immediately available funds.

CERTIFICATED NOTES

     We will issue certificated notes to each person that DTC identifies as the beneficial owner of the new notes represented by the global notes upon surrender by DTC of the global notes if either:

     - we notify the trustee in writing that:

        - DTC is no longer willing or able to act as a depositary for the global notes or

        - DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and in each case, we have not appointed a successor depositary within 90 days

     - we determine not to have the new notes represented by a global note or

     - an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes

     Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related new notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

                        FEDERAL INCOME TAX CONSEQUENCES

     We have based the following discussion on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings and practice. We can give you no assurance that the Internal Revenue Service will not take a contrary view, and we have not obtained an opinion of counsel and have not sought and will not seek a ruling from the IRS. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions described in this section. These changes or interpretations may be retroactive and could affect the tax consequences to you. If you are an insurance company, tax-exempt organization, financial institution, broker-dealer, foreign corporation or person who is not a citizen or resident of the United States, you may be subject to special rules we have not discussed. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING YOUR OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     We believe that the exchange of old notes for new notes in the exchange offer will not be treated as an exchange for federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Rather, the new notes you receive should be treated as a continuation of the old notes in your hands. As a result, there should be no federal income tax consequences to your exchanging old notes for new notes in the exchange offer.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

     - you acquire the new notes in the ordinary course of your business and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes

     We believe that you may not transfer new notes issued in the exchange offer in exchange for the old notes if you are:

     - our affiliate within the meaning of Rule 405 under the Securities Act

     - a broker-dealer that acquired old notes directly from us or

     - a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act

     If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Procedures for Tendering -- Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, if a broker-dealer receives new notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such new notes. A broker-dealer may use this prospectus, as we may amend or supplement it, in connection with these resales. We have agreed that, for a period of 180 days after the closing date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

     - in the over-the-counter market

     - in negotiated transactions

     - through the writing of options on the new notes or

     - a combination of such methods of resale

The prices at which these sales occur may be:

     - at market prices prevailing at the time of resale

     - at prices related to such prevailing market prices or

     - at negotiated prices

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an underwriter within the meaning of the Securities Act. Any profit on any resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     For 180 days after the closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests them in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any broker-dealer. The initial purchasers of the old notes will reimburse us for certain of these expenses. We also have agreed to indemnify the holders of the old notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act.

                       TRANSFER RESTRICTIONS ON OLD NOTES

     The old notes were not registered under the Securities Act. Accordingly, we offered and sold the old notes only in private sales exempt from or not subject to the registration requirements of the Securities Act:

     - to qualified institutional buyers under Rule 144A under the Securities
       Act

     - outside the United States in compliance with Regulation S under the Securities Act and

     - to a limited number of institutional accredited investors

You may not offer or sell those old notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

                                 LEGAL MATTERS

     Baker & Botts, L.L.P., our outside legal counsel, has issued an opinion about the legality of the new notes.

                                    EXPERTS

     The consolidated financial statements of Baker Hughes Incorporated as of December 31, 1998 and 1997, and for the year ended December 31, 1998, the three-month period ended December 31, 1997 and for each of the two years in the period ended September 30, 1997, incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for impairment of long-lived assets to be disposed of to conform to Statement of Financial Accounting Standard No. 121), which is incorporated in this prospectus by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $1,025,000,000

                           BAKER HUGHES INCORPORATED

                               OFFER TO EXCHANGE

   5.80% NOTES DUE 2003      6% NOTES DUE 2009 FOR      6 1/4% NOTES DUE 2009      6 7/8% NOTES DUE 2029
   FOR ALL OUTSTANDING          ALL OUTSTANDING          FOR ALL OUTSTANDING        FOR ALL OUTSTANDING
   5.80% NOTES DUE 2003        6% NOTES DUE 2009        6 1/4% NOTES DUE 2009      6 7/8% NOTES DUE 2029
      ($100,000,000)             ($200,000,000)             ($325,000,000)             ($400,000,000)

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                         , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors. Under the Company's Restated Certificate of Incorporation, liability for monetary damages remains for (a) any breach of the duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the Delaware General Corporation Law, or
(d) any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation further provides that in the event the Delaware General Corporation Law is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.

     Under Article III of the Company's By-laws as currently in effect and an indemnification agreement with the Company's officers and directors (the "Indemnification Agreement"), each person who is or was a director or officer of the Company or a subsidiary of the Company, or who serves or served any other enterprise or organization at the request of the Company or a subsidiary of the Company, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.

     Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of the Company, or serves or served any other enterprise or organization at the request of the Company, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (a) expenses, including attorneys' fees, and (b) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of the Company, or if such a suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

     The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the Company's By-laws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), but Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No Delaware case directly answers the question whether Delaware's public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

     Pursuant to the Indemnification Agreement, the Company has agreed to provide, at all times during the two-year period following a "change in control" (as defined in the Indemnification Agreement) of the Company, irrevocable letters of credit in an aggregate amount not less than $25,000,000 for the benefit of the officers and directors of the Company to secure its obligations under the Indemnification Agreement.

     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors' and officers' liability insurance policy.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES

     (a) Exhibits

     The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated by parenthetical information.

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          4.1            -- Indenture dated as of May 15, 1991 between the Company
                            and Citibank, N.A., as successor trustee to Morgan
                            Guaranty Trust Company of New York (filed as Exhibit 4.1
                            to the Company's Registration Statement on Form S-3
                            (Registration No. 33-39520) and incorporated herein by
                            reference)
         +4.2            -- Purchase Agreement dated January 11, 1999 by and between the Company and Chase Securities Inc., Salomon Smith
                            Barney Inc., J.P. Morgan Securities Inc., Morgan Stanley
                            & Co. Incorporated and NationsBanc Montgomery Securities
                            LLC relating to $325 million principal amount of 6 1/4%
                            Notes due 2009 and $400 million principal amount of
                            6 7/8% Notes due 2029
         +4.3            -- Purchase Agreement dated February 1, 1999 by and between the Company and NationsBanc Montgomery Securities LLC
                            relating to $200 million principal amount of 6% Notes due
                            2009
         +4.4            -- Purchase Agreement dated February 5, 1999 by and between the Company and J.P. Morgan Securities Inc. relating to
                            $100 million principal amount of 5.80% Notes due 2003

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
         +4.5            -- Exchange and Registration Rights Agreement dated January
                            11, 1999 by and between the Company and Chase Securities
                            Inc., Salomon Smith Barney Inc., J.P. Morgan Securities
                            Inc., Morgan Stanley & Co. Incorporated and NationsBanc
                            Montgomery Securities LLC relating to $325 million
                            principal amount of 6 1/4% Notes due 2009 and $400
                            million principal amount of 6 7/8% Notes due 2029
         +4.6            -- Exchange and Registration Rights Agreement dated February
                            4, 1999 by and between the Company and NationsBanc
                            Montgomery Securities LLC relating to $200 million
                            principal amount of 6% Notes due 2009
         +4.7            -- Exchange and Registration Rights Agreement dated February
                            10, 1999 by and between the Company and J.P. Morgan
                            Securities Inc. relating to $100 million principal amount
                            of 5.80% Notes due 2003
         +4.8            -- Terms of 6 1/4% Notes due 2009 and 6 7/8% Notes due 2029,
                            including the form of notes
         +4.9            -- Terms of 6% Notes due 2009, including the form of note
         +4.10           -- Terms of 5.80% Notes due 2003, including the form of note
         +5.1            -- Opinion of Baker & Botts, L.L.P. as to the legality of
                            the securities
        +12.1            -- Computation of ratio of earnings to fixed charges
        *23.1            -- Consent of Deloitte & Touche LLP
        +23.2            -- Consent of Baker & Botts, L.L.P. (contained in Exhibit
                            5.1)
        +24.1            -- Powers of Attorney (included on the signature page of the
                            Registration Statement)
        +25.1            -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939, as amended, of Citibank,
                            N.A., as successor trustee to Morgan Guaranty Trust
                            Company of New York under the Indenture, on Form T-1
        +99.1            -- Form of Letter of Transmittal
        +99.2            -- Form of Notice of Guaranteed Delivery
        +99.3            -- Form of Letter to Depository Trust Company Participants
        +99.4            -- Form of Letter to Clients


---------------

* Filed herewith.

+ Previously filed.

     (b) Financial Statement Schedules

     Not applicable.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on July 12, 1999.


                                            BAKER HUGHES INCORPORATED

                                            By: /s/ LAWRENCE O'DONNELL, III
                                              ----------------------------------
                                                   Lawrence O'Donnell, III
                                              Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                          *                            Chairman of the Board,             July 12, 1999
-----------------------------------------------------    President, Chief Executive
                    Max L. Lukens                        Officer and Director
                                                         (principal executive officer)

                          *                            Senior Vice President -- Finance   July 12, 1999
-----------------------------------------------------    and Administration and Chief
                    G. S. Finley                         Financial Officer
                                                         (principal financial and
                                                         accounting officer)

                          *                            Director                           July 12, 1999
-----------------------------------------------------
              Lester M. Alberthal, Jr.

                          *                            Director                           July 12, 1999
-----------------------------------------------------
                  Victor G. Beghini

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                          *                            Director                           July 12, 1999
-----------------------------------------------------
                   Alton J. Brann

                          *                            Director                           July 12, 1999
-----------------------------------------------------
                   Joseph T. Casey

                          *                            Director                           July 12, 1999
-----------------------------------------------------
                  Eunice M. Filter

                          *                            Director                           July 12, 1999
-----------------------------------------------------
                    Joe B. Foster

                          *                            Director                           July 12, 1999
-----------------------------------------------------
                 Claire W. Gargalli

                          *                            Director                           July 12, 1999
-----------------------------------------------------
                  Richard D. Kinder

                                                       Director
-----------------------------------------------------
                    John F. Maher

                          *                            Director                           July 12, 1999
-----------------------------------------------------
                   James F. McCall

                                                       Director
-----------------------------------------------------
                 H. John Riley, Jr.

                          *                            Director                           July 12, 1999
-----------------------------------------------------
                   John R. Russell

                          *                            Director                           July 12, 1999
-----------------------------------------------------
                  Charles L. Watson

                                                       Director
-----------------------------------------------------
                 Max P. Watson, Jr.

          *By: /s/ LAWRENCE O'DONNELL, III
  ------------------------------------------------
               Lawrence O'Donnell, III
                  Attorney-in-fact

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          4.1            -- Indenture dated as of May 15, 1991 between the Company
                            and Citibank, N.A., as successor trustee to Morgan
                            Guaranty Trust Company of New York (filed as Exhibit 4.1
                            to the Company's Registration Statement on Form S-3
                            (Registration No. 33-39520) and incorporated herein by
                            reference)
         +4.2            -- Purchase Agreement dated January 11, 1999 by and between the Company and Chase Securities Inc., Salomon Smith
                            Barney Inc., J.P. Morgan Securities Inc., Morgan Stanley
                            & Co. Incorporated and NationsBanc Montgomery Securities
                            LLC relating to $325 million principal amount of 6 1/4%
                            Notes due 2009 and $400 million principal amount of
                            6 7/8% Notes due 2029
         +4.3            -- Purchase Agreement dated February 1, 1999 by and between the Company and NationsBanc Montgomery Securities LLC
                            relating to $200 million principal amount of 6% Notes due
                            2009
         +4.4            -- Purchase Agreement dated February 5, 1999 by and between the Company and J.P. Morgan Securities Inc. relating to
                            $100 million principal amount of 5.80% Notes due 2003
         +4.5            -- Exchange and Registration Rights Agreement dated January
                            11, 1999 by and between the Company and Chase Securities
                            Inc., Salomon Smith Barney Inc., J.P. Morgan Securities
                            Inc., Morgan Stanley & Co. Incorporated and NationsBanc
                            Montgomery Securities LLC relating to $325 million
                            principal amount of 6 1/4% Notes due 2009 and $400
                            million principal amount of 6 7/8% Notes due 2029
         +4.6            -- Exchange and Registration Rights Agreement dated February
                            4, 1999 by and between the Company and NationsBanc
                            Montgomery Securities LLC relating to $200 million
                            principal amount of 6% Notes due 2009
         +4.7            -- Exchange and Registration Rights Agreement dated February
                            10, 1999 by and between the Company and J.P. Morgan
                            Securities Inc. relating to $100 million principal amount
                            of 5.80% Notes due 2003
         +4.8            -- Terms of 6 1/4% Notes due 2009 and 6 7/8% Notes due 2029,
                            including the form of notes
         +4.9            -- Terms of 6% Notes due 2009, including the form of note
         +4.10           -- Terms of 5.80% Notes due 2003, including the form of note
         +5.1            -- Opinion of Baker & Botts, L.L.P. as to the legality of
                            the securities
        +12.1            -- Computation of ratio of earnings to fixed charges
        *23.1            -- Consent of Deloitte & Touche LLP
        +23.2            -- Consent of Baker & Botts, L.L.P. (contained in Exhibit
                            5.1)
        +24.1            -- Powers of Attorney (included on the signature page of the
                            Registration Statement)

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
        +25.1            -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939, as amended, of Citibank,
                            N.A., as successor trustee to Morgan Guaranty Trust
                            Company of New York under the Indenture, on Form T-1
        +99.1            -- Form of Letter of Transmittal
        +99.2            -- Form of Notice of Guaranteed Delivery
        +99.3            -- Form of Letter to Depository Trust Company Participants
        +99.4            -- Form of Letter to Clients

---------------

* Filed herewith.

+ Previously filed.